Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,
	2014	2013	2012	2011	2010
	(millions except ratios)

Income (loss) from continuing operations before income taxes, interest in earnings of associates and noncontrolling interests	$518	$499	$(337)	$239	$587
Add back fixed charges:
Total fixed charges	175	168	169	197	208
Dividends from associates	3	3	3	7	5
Less:
Capitalized interest	—	—	—	—	—
Income (loss) as adjusted	$696	$670	$(165)	$443	$800

Fixed charges
Interest expense	$135	$126	$128	$156	$166
Portions of rents representative of interest factor	40	42	41	41	42
Total fixed charges	$175	$168	$169	$197	$208

Ratio of earnings to fixed charges	4.0	4.0	(1.0)	2.2	3.8

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year ended December 31,
	2014	2013	2012	2011	2010
	(millions except ratios)

Income (loss) from continuing operations before income taxes, interest in earnings of associates and noncontrolling interests	$518	$499	$(337)	$239	$587
Add back fixed charges:
Total fixed charges	175	168	169	197	208
Dividends from associates	3	3	3	7	5
Less:
Capitalized interest	—	—	—	—	—
Income (loss) as adjusted	$696	$670	$(165)	$443	$800

Fixed charges and preferred stock dividends
Interest expense	$135	$126	$128	$156	$166
Portions of rents representative of interest factor	40	$42	$41	$41	$42
Total fixed charges	175	$168	$169	$197	$208
Preferred stock dividends	—	$—	$—	$—	$—
Total fixed charges and preferred stock dividends	$175	$168	$169	$197	$208

Ratio of earnings to fixed charges and preferred stock dividends	4.0	4.0	(1.0)	2.2	3.8